Exhibit 99.2

News Release 2009-19
Contact Dianne VanBeber Vice President, Investor Relations and Communications dianne.vanbeber@intelsat.com +1 202 944 7406

Australian Defence Force Contracts for Hosted Payload on New Intelsat Satellite

Pembroke, Bermuda, 27 April 2009

Intelsat, Ltd., the world’s leading provider of fixed satellite services, announced today that the Australian Defence Force (ADF) has agreed to purchase a specialized UHF communications payload aboard an Intelsat satellite scheduled for launch in 2012. As part of the “hosted payload” contract valued at approximately $167 million, Intelsat will arrange for the construction and integration of the UHF payload with its satellite. Under the agreement, Intelsat is expected to operate the ADF payload and provide related services for 15 years following the launch.

The payload will be aboard the Intelsat 22 satellite, which will be positioned at 72º East longitude, over the Indian Ocean region, providing a footprint well suited to the communications needs of the Australian military. The satellite, to be built by Boeing Space and Intelligence Systems, will be based on a Boeing 702B bus and will have 48 C-band and 24 Ku-band 36 MHz equivalent transponders, plus a UHF payload with eighteen 25-kHz channels. The UHF band is widely deployed for military satellite communications because of its adaptability to small, mobile terminals used by ground, sea and air forces. The ADF is purchasing part of the UHF payload and has an option to purchase the remainder.

“We are honored that the Commonwealth of Australia chose Intelsat as its partner for this creative program,” said David McGlade, Chief Executive Officer of Intelsat. “This contract represents a milestone in the development of hosted payloads to support long-term government needs. As this ADF program demonstrates, every commercial satellite going into orbit creates opportunities for governments to deploy mission-critical capabilities, with significant cost benefits and quicker time to in-orbit operations.”

The ADF selected Intelsat to provide the satellite payload following a process of competitive source selection that began in August 2008. The UHF payload will be compliant with U.S. Department of Defense Mil-Std-188-181 and Volna Treaty (Russian) requirements for interoperability.

“ADF needed a cost-effective, near-term solution for reliable UHF tactical communications,” said Don Brown, Vice President for Hosted Payload Programs at Intelsat General Corp., a wholly owned subsidiary of Intelsat. “By leveraging the commercial satellite capabilities of Intelsat, the ADF obtained good value for its investment in high-quality communications.”

Hosted payload programs offer government customers expedited access to space on an economical basis as compared to standalone military satellite programs. Intelsat routinely launches multiple satellites per year as it maintains its fleet of over 50 spacecraft that span the globe. By working with Intelsat, government planners have access to multiple launches annually in a variety of orbital locations, providing needed flexibility in terms of timing, location, and types and sizes of payloads.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For more than 40 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2008 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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